Exhibit 10.21

AMENDMENT TO STOCKPURCHASE AGREEMENT

by and among

LAWRENCE PIZIK, RAAKHEE VYAS, WARREN PIZIK, DAVID SINGH, and

MATTHEW REIK

and

PROGRESSIVE CARE, INC.

dated as of November 1, 2019

AMENDMENT TO STOCK PURCHASE AGREEMENT

THIS AMENDMENT TO STOCK PURCHASE AGREEMENT (the “Amendment”) is entered into as of ,2019 (the “Effective Date”) between PROGRESSIVE CARE, INC., a Delaware corporation (the “Purchaser”), and LAWRENCE PIZIK, RAAKHEE VYAS, WARREN PIZIK, DAVID SINGH, and MATTHEW REIK (each individually a “Seller” and collectively the “Sellers”) to amend certain of the terms for the purchase of 100% of the stock in FAMILY PHYSICIANS RX, INC. d/b/a FIVE STAR RX, RX a Florida corporation (the “Corporation”) and amends that certain stock purchase agreement by and among the Sellers and the Purchaser dated March 8, 2019, attached hereto as Exhibit A (the “Agreement”) as follows.

Background Statement

The parties have had a dispute as to certain obligations under the Agreement and wish to resolve this dispute by amending the Agreement. Under the Agreement, the Purchaser agreed to purchase 100% of the issued and outstanding shares of capita! stock of the Corporation under the terms and conditions set forth in the Agreement. The Agreement required the Purchaser to pay certain amounts to Sellers and required the Sellers to enter into employment agreements with the Purchaser. The parties, wishing to be released from certain obligations, have agreed to a reduction in the purchase price as set forth in this Amendment and have agreed to a modification of the Employment Agreements. Except as expressly modified by this Amendment, all other terms and conditions of the Agreement and each Employment Agreement with each Seller shall remain in full force and effect. All express or implied agreements and understandings, either oral or written, heretofore made with respect to the subject matter of this Amendment are expressly superseded by this Amendment. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

Statement of Agreement

In consideration of the premises, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Agreement is amended as follows:

1. Section 2.2 of the Agreement. Section 2.2 of the Agreement is deleted in its entirety and replaced by the following provision:

Section 2.2 Purchase Price.

(a) The purchase price paid by Purchaser for the Shares shall be One Million Nine-hundred thousand and No/100 Dollars ($1,900,000.00) (“Purchase Price”).

(b) Inventory Payment. The parties agree that the amount established by the parties as the fair market value for the inventory has been paid by Purchasers to Sellers and no amount is owed by Purchaser for inventory. This amount was paid to Sellers on June 1, 2019.

(c) Accounts Receivable Payment. The parties agree that no amount shall be payable to Sellers under Section 2.2(c) for Accounts Receivable or any other amounts under this section. Purchaser will use the Accounts Receivable to reimburse payors identified by Sellers as having claims reversed (approximately $200,000) and may retain the remainder.

2.	Payment of Purchase Price. The parties acknowledge and agree that One Million Dollars ($1,000,000.00) of the Purchase Price was paid by Purchaser to Sellers in full on June 1, 2019. Purchaser agrees to pay Nine Hundred Thousand Dollars ($900,000.00) upon execution of this agreement, which shall be paid by joint written instruction from the parties to the Escrow Agent to Seller’s Counsel Escrow Account. Accordingly, once Purchaser pays the Nine Hundred Thousand Dollars ($900,000.00), no further payment obligations remain under the Agreement or otherwise from Purchaser to Sellers for any reason whatsoever.

3.	Termination of Escrow Agreement and Joint Instruction. The parties agree that the Escrow Agreement shall be terminated and that they shall execute the Termination of Escrow Agreement and Joint Instruction which shall be delivered to Purchaser at the Closing (as defined herein) in the form provided in Exhibit B.

4.	Rescission of Stock Issuance and Return of Stock Consideration. The parties acknowledge and agree that the issuance of Purchaser’s stock from Purchaser to Sellers is rescinded and the Stock Consideration that has been paid from Purchaser to Sellers pursuant to the Agreement shall be returned to Purchaser at the Closing. Purchaser transferred ten million (10,000,000) shares of common stock (“Shares”) in the Purchaser to Sellers at the June 1, 2019 closing. Sellers agree to the rescission and transfer of the ten million (10,000,000) shares of common stock back to Purchasers on the Closing Date.

5.	Amendment to Employment Agreements. The parties agree that each Employment Agreement that each Seller entered with Purchaser pursuant to the Purchase Agreement shall remain in effect. Section 6 of each employment agreement shall be amended as follows:

b.	Termination without Cause. At any time during the Term, either party may terminate this Agreement immediately upon prior written notice to the other party. If an employee terminates without cause, he or she shall waive any claim or right that he or she may have now or in the future as to any rights or claims to employment and/or labor related compensation known or unknown, now or in the future (except for any accrued salary and benefits, including vacation pay or PTO, owed by Purchaser as of the date of termination). Purchaser shall pay compensation and benefits through the date of termination. If an Employee is terminated before November 30, 2019, Purchaser shall pay 4 weeks of severance pay. If an Employee is terminated after November 30, Purchaser shall pay up to 4 week severance pay, but such severance pay shall not extend the days’ paid past December 31, 2019 (for example, if an Employee was terminated on December 27, 2019, such an Employee would only receive two days’ severance pay.

6.	Non-Disparagement. Each party agrees to refrain from speaking disparagingly about the other and/or its subsidia1ies/affiliates, its officers, directors, members, employees, and agents to any client, vendor, customer, employee (both former and current), or any person both privately or publicly that could result in any harm to a party and/or its subsidiaries/affiliates.

7.	Tax Issues. Notwithstanding any other provision to the contrary in this Amendment and the Purchase and Sale Agreement, Purchase shall not amend any Corporation tax return for any tax period prior to the date of Closing unless requested in writing by a government entity such as the IRS or the SEC. Purchaser shall provide a copy of any such w1itten request to Seller’s counsel prior to any such amendment. As set forth in Paragraph 6.8 (a) Sellers shall file a tax return for the period from January 1, 2019 through the date of Closing and shall be responsible for any taxes for that period. As set fo1th in Paragraph 6.8(b) Purchaser shall be responsible to file any tax returns for the Corporation for the period from the date of Closing forward.

8.	Confidentiality of the Amendment. Without limitation, Section 6.7 of the Agreement shall also govern this Amendment.

9.	Closing. The execution of this Amendment shall take place at the Closing which shall occur electronically or at such place mutually agreed to in writing by all parties. The transfer of the Shares and the consummation of the other transactions contemplated by this Amendment (the “Closing” shall take place electronically on or before November 1, 2019 (the “Closing Date”), which date may be extended by mutual written agreement of the patties to this Agreement.

10.	Deliveries by the Sellers at Closing. At the Closing, the Sellers’ Representative shall deliver or cause to be delivered to Purchaser the following signed by each of the requisite Sellers and/or Sellers’ Representative, as applicable:

a.	Stock ce1tificates representing the ten million (10,000,000) Shares in Purchaser owned by the Sellers, duly endorsed in blank or accompanied by stock powers duly executed in blank.

b.	A signed Termination of Escrow Agreement and Joint Instruction executed by each Seller in substantially the form provided in Exhibit B.

1I.	Mutual Waiver of Known Claims Related to Value of Corporation or Payment Under the Agreement. The parties intend to resolve all known issues related to the value of the purchase of the Corporation by Purchaser and payment therefor to Sellers through the execution of this Amendment. Sellers waive any known claim they have or may have had, against the Purchasers, and any affiliates, officers and directors of Purchasers relating to the purchase price of the Corporation or payment therefor under the Agreement. Purchaser waives any known claims that Purchaser has, or may have had, relating to the value of the Corporation for purposes of the Agreement, including the reversed claims in the amount of approximately $200,000.00 and the fact that the Participating Provider Agreement with CVS/Caremark was terminated prior to closing.

11.	Amendment Effective Upon Payment. This Amendment shall be of no force and effect until the Payment of Nine Hundred Thousand and NO/100 Dollars ($900,000.00) set forth in paragraph 2 is received by Seller’s Counsel.

PURCHASER:

Progressive Care, Inc., a Delaware corporation

Name:	Shital P. Mars
Title:	Chief Executive Officer

SELLERS:

Lawrence Pizik

Raakhee Vyas

Warren Pizik

David Singh

Matthew Reik

SELLERS’ REPRESENTATIVE:

Lawrence Pizik

EXHIBIT A

Stock Purchase Agreement

EXHIBIT B

TERMINATION OF ESCROW AGREEMENT AND JOINT INSTRUCTION

This TERMINATION OF ESCROW AGREEMENT AND JOINT INSTRUCTION (this “Termination”) is entered into as of this_ day of October, 2019, by and among LAWRENCE PIZIK, RAAKHEE VYAS, WARREN PIZIK, DAYID SINGH, and MATIHEW REIK (each a “Seller” and, collectively, the “Sellers”), PROGRESSIVE CARE, INC., a Delaware corporation (“Purchaser”), and HANSEN BLACK ANDERSON ASHCRAFT PLLC, a Utah professional limited liability company (“Escrow Agent”). Each of Sellers and Purchaser may be referred to individually as an “Escrow Party” and collectively as the “Escrow Parties”. Each of Sellers, Purchaser, and Escrow Agent may be referred to individually as a “Party” or collectively as the “Parties”.

RECITALS:

A. The Parties are parties to that certain Escrow Agreement entered into as of March 6, 2019 (“Escrow Agreement”), under which the Purchaser deposited certain monies with the Escrow Agent.

B. Under the Escrow Agreement, Pw-chaser initially deposited Two Million, Three Hundred Thousand and No/100 Dollars ($2,300,000.00) (“Initial Funds”) to be held by Escrow Agent and distributed in accordance with the Escrow Agreement. Of the Initial Funds, One Million and No/100 Dollars ($1,000,000.00) has been deposited to Sellers in accordance with the terms of the Escrow Agreement. One Million, Three Hundred Thousand and No/100 Dollars ($1,300,000.00) (the “Remaining Funds”) remains in the escrow account controlled by the Escrow Agent subject to the terms of the Escrow Agreement.

C. The Escrow Parties have agreed to direct Escrow Agent to immediately release the Remaining Funds to Purchaser, as more particularly set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Recitals, Defined Terms. The above stated Recitals are true and correct and by this reference are incorporated herein. All capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to such te1ms in the Escrow Agreement.

2. Termination. The Escrow Agreement is hereby terminated by mutual agreement of all Sellers and the Purchaser, and the Escrow Agreement shall have no further force or effect.

3. Release of Remaining Funds; Joint Written Instruction.

a.	Release of Funds. The Escrow Parties hereby direct Escrow Agent to disburse the Remaining Funds to Purchaser in accordance with this Termination and the joint written instruction contained in Section 3(b).

b.	Joint Written Instruction. In accordance with Section 3 of the Escrow Agreement, the Escrow Parties hereby jointly acknowledge that Nine Hundred Thousand and No/100 Dollars ($900,000.00) shall be wired immediately to Counsel for Sellers Escrow Accow1t:

Centennial Bank:

[redacted]

[redacted]

Routing Number [redacted]

For Credit to:

Kevin Patrick Donaghy, LLC Escrow Account

[redacted]

[redacted]

Account Number [redacted]

and the Remaining Funds, Four Hundred Thousand and No/00 Dollars ($400,000.00) should be distributed to Investor immediately upon receipt by Escrow Agent of this Termination.

c.	Satisfaction of Obligations. Upon receipt by Purchaser of the Remaining Funds, the Escrow Agent’s responsibilities under the Escrow Agreement shall be deemed satisfied in full.

4. Reservation of Rights. Termination of the Escrow Agreement and release of the Remaining Funds shall not constitute a waiver or release by Purchaser of Sellers from any obligations or liability Purchaser would otherwise have under applicable laws, ordinances, codes or regulations, including under common law relating to any agreement by and among the Escrow Parties.

5. Successors and Assigns. The provisions of this Termination shall inure to the benefit of and be binding upon the heirs, successors and assigns in interest of the parties hereto.

6. Captions. The captions of the paragraphs of the Termination are solely for the convenience of the parties hereto, are not a part of this Termination and will not be used for the interpretation of any provision of the Termination.

7. Severability. If any provision of this Termination shall for any reason be held violative of any applicable law, governmental rule or regulation, or if said agreement is held to be unenforceable or unconscionable, then the invalidity of such specific provisions herein shall not be held to invalidate the remaining provisions of this Termination.

8. Applicable Law. This Termination and its application will be governed by the laws of the State of Florida.

9. Counterparts, Electronic Signature Pages. This Termination may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together constitute but one and the same instrument. Electronic signature pages, including facsimile and scanned counterpart signature pages, shall be deemed original signature pages for all purposes.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above.

SELLERS:

Lawrence Pizik

Raakhee Vyas

Warren Pizik

David Singh

Matthew Reik

PURCHASER:

Progressive Care, Inc., a Delaware corporation

Name:	Shital P. Mars

Title:	Chief Executive Officer

Agreed to and accepted by:

ESCROW AGENT:

HANSEN BLACK ANDERSON ASHCRAFT PLLC

By:
Jonathan K. Hansen, Manager